Investment Company Services Agreement
     This Agreement, dated as of the 16th day of December, 1997, made by and between Spirit of America Investment Fund, Inc. (the "Fund"), a corporation operating as an open-end, management investment company registered under the Investment Company Act of 1940, as amended
(the "Act"),duly organized and existing under the laws of the State of Maryland and FPS Services, Inc. ("FPS"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").
                         Witnesseth That:
     Whereas, the Fund is authorized by its Articles of Incorporation to issue separate series of shares representing interests in separate investment portfolios which are identified on Schedule "C" attached hereto, and which Schedule "C" may be amended from time to time by mutual agreement of the Fund and FPS; and
     Whereas, the Parties desire to enter into an agreement whereby
FPS will provide the services to the Fund as specified herein and set forth in particular in Schedule "A" which is attached hereto and made a part hereof.
     Now Therefore, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
                        General Provisions
     Section 1. Appointment. The Fund hereby appoints FPS as its servicing agent and FPS hereby accepts such appointment. In order that FPS may perform its duties under the terms of this Agreement, the Board of Directors of the Fund shall direct the officers, investment adviser, legal counsel, independent accountants and custodian of the Fund to cooperate fully with FPS and, upon request of FPS, to provide such information, documents and advice relating to the Fund which FPS requires to execute its responsibilities
hereunder.  In connection with its duties, FPS shall be entitled to rely, and will be held harmless by the Fund when acting in reasonable reliance, upon any instruction, advice or document relating to the
Fund as provided to FPS by any of the aforementioned persons on behalf of the Fund. All fees charged by any such persons acting on behalf of the Fund will be deemed an expense of the Fund.
     Any services performed by FPS under this Agreement will conform to the requirements of:
     (1)  the provisions of the Act and the Securities Act of
          1933, as amended, and  any rules or regulations in
          force thereunder;
     (2)  any other applicable provision of state and federal law;
     (3)  the provisions of the Fund's Articles of
          Incorporation and the By-Laws as amended from time
          to time and delivered to FPS;
     (4)  any policies and determinations of the Board of Directors of the Fund which are communicated to FPS; and
     (5) the policies of the Fund as reflected in the Fund's registration statement as filed with the U.S.
          Securities and Exchange Commission.
 Nothing in this Agreement will prevent FPS or any officer
thereof from providing the same or comparable services for or with any other person, firm or corporation.  While the services supplied to the Fund may be different than those supplied to other persons, firms or corporations, FPS will provide the Fund equitable treatment in supplying services. The Fund recognizes that it will not receive preferential treatment from FPS as compared with the treatment provided to other FPS clients.
 Section 2.  Duties and Obligations of FPS.
      Subject to the provisions of this Agreement, FPS will
provide to the Fund the specific services as set forth in Schedule
"A" attached hereto.
 Section 3.  Definitions.   For purposes of this Agreement:
 "Certificate" will mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement or the custody agreement executed by the Fund ("Custody Agreement"). To be effective, such Certificate shall be given to and received by the custodian and shall be signed on behalf of the Fund by any two of its designated officers. The term Certificate shall also include instructions communicated to the custodian by FPS.
 "Custodian" will refer to that agent which provides safekeeping of the assets of the Fund.
 "Instructions" will mean communications containing instructions transmitted by electronic or telecommunications media including, but not limited to, Industry Standardization for Institutional Trade Communications ("I.S.I.T.C."), computer-to-computer interface, dedicated transmission line, facsimile transmission (which may be signed by an officer or unsigned) and tested telex.
 "Oral Instruction" will mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to FPS in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons reasonably identified to FPS to be a person or persons so authorized by a resolution of the Board of Directors of the Fund to give Oral Instructions to FPS on behalf of the Fund.
 "Shareholders" will mean the registered owners of the shares of the Fund in accordance with the share registry records maintained by FPS for the Fund.
 "Shares" will mean the issued and outstanding shares of the Fund.
 "Signature Guarantee" will mean the guarantee of signatures by an "eligible guarantor institution" as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Eligible guarantor institutions include banks, brokers, dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. Broker-dealers guaranteeing signatures must be members of a clearing corporation or maintain net capital of at least $100,000. Signature guarantees will be accepted from any eligible guarantor institution which participates in a signature guarantee program.
 "Written Instruction" will mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to FPS in an original writing containing an original signature or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to FPS to be the signature of a person or persons so authorized by a resolution of the Board of Directors of the Fund, or so identified by the Fund to give Written Instructions to FPS on behalf of the Fund.
 Concerning Oral and Written Instructions For all purposes under this Agreement, FPS is authorized to act upon receipt of the first of any Written or Oral
 Instruction it receives from the Fund or its agents. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered. In cases where FPS receives an Instruction, whether Written or Oral, to enter a portfolio transaction onto the Fund's records, the Fund shall cause the broker/dealer executing such transaction to send a written confirmation to the Custodian.

 FPS shall be entitled to rely on the first Instruction
 received.  For any act or omission undertaken by FPS in
 compliance therewith, it shall be free of liability and
 fully indemnified and held harmless by the Fund, provided
 however, that in the event a Written or Oral Instruction
 received by FPS is countermanded by a subsequent Written
 or Oral Instruction received prior to acting upon such
 countermanded Instruction, FPS shall act upon such
 subsequent Written or Oral Instruction.  The sole
 obligation of FPS with respect to any follow-up or
 confirmatory Written Instruction, Oral Instruction in
 documentary or written form shall be to make reasonable
 efforts to detect any such discrepancy between the
 original Instruction and such confirmation and to report
 such discrepancy to the Fund.  The Fund shall be
 responsible and bear the expense of its taking any
 action, including any reprocessing, necessary to correct
 any discrepancy or error.  To the extent such action
 requires FPS to act, the Fund shall give FPS specific
 Written Instruction as to the action required.
 The Fund will file with FPS a certified copy of each resolution of its Board of Directors authorizing execution of Written
Instructions or the transmittal of Oral Instructions as provided above.
 Section 4.  Indemnification.
 (a)  FPS, its directors, officers, employees, shareholders, and agents will be liable for any loss suffered by the Fund resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard on the part of FPS in the performance of its obligations and duties under this Agreement.
 (b)  Any director, officer, employee, shareholder or agent of
FPS, who may be or become an officer, director, employee or agent of the Fund, will be deemed, when rendering services to the Fund, or acting on any business of the Fund (other than services or business in connection with FPS' duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or under the control or direction of FPS even though such person may be receiving
compensation from FPS.
 (c) The Fund agrees to indemnify and hold FPS harmless,
together with its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which FPS may sustain or incur or which may be asserted against FPS by any person by reason of, or as a result of:
      (i) any action taken or omitted to be taken by FPS except
claims, demands, expenses and liabilities arising from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of FPS in the performance of its obligations and duties under this Agreement; or
      (ii) any action taken or omitted to be taken by FPS in
reliance upon any Certificate, instrument, order or stock certificate or other document reasonably believed by FPS to be genuine and signed, countersigned or executed by any duly authorized person, upon the
Oral Instructions or Written Instructions of an authorized person of the Fund, or upon the written opinion of legal counsel for the Fund or FPS; or
      (iii) the offer or sale of shares of the Fund to any
person, natural or otherwise, which is in violation of any state or federal law.
 If a claim is made against FPS as to which FPS may seek
indemnity under this Section, FPS will notify the Fund promptly after receipt of any written assertion of such claim threatening to institute an action or proceeding with respect thereto and will notify the Fund promptly of any action commenced against FPS within ten (10) days after FPS has been served with a summons or other legal process. Failure to notify the Fund will not, however, relieve the
Fund from any liability which it may have on account of the indemnity under this Section so long as the Fund has not been prejudiced in any material respect by such failure.
 The Fund and FPS will cooperate in the control of the defense of any action, suit or proceeding in which FPS is involved and for which indemnity is being provided by the Fund to FPS.  The Fund may negotiate the settlement of any action, suit or proceeding subject to
FPS' approval, which will not be unreasonably withheld.  FPS reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel.
Costs or expenses incurred by FPS in connection with, or as a result of, such participation will be borne solely by the Fund if:
      (i) FPS has received an opinion of counsel from counsel
to the Fund stating that the use of counsel to the Fund by FPS would present an impermissible conflict of interest;
      (ii) the defendants in, or targets of, any such action or
proceeding include both FPS and the Fund, and legal counsel to FPS has reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the
Fund or which may be adverse to or inconsistent with defenses available to the Fund (in which case the Fund will not have the right to direct the defense of such action on behalf of FPS); or
      (iii) the Fund authorizes FPS to employ separate counsel
at the expense of the Fund.
      (d)  The terms of this Section will survive the termination of this Agreement.
 Section 5.     Representations and Warranties.
 (a)  FPS represents and warrants that:
           (i) it is a corporation duly organized and existing and
in good standing under the laws of Delaware;
           (ii) it is empowered under applicable laws and by its
Certificate of Incorporation and By-Laws to enter into and perform this Agreement;
           (iii) all requisite corporate proceedings have been taken
to authorize FPS to enter into and perform this Agreement;
      (iv) it has and will continue to have, access to the
facilities, personnel and equipment required to fully perform its duties and obligations hereunder;
      (v) no legal or administrative proceeding have been
instituted or threatened which would impair FPS's ability to perform its duties and obligations under this Agreement;
      (vi) its entrance into this Agreement shall not cause a
material breach or be in material conflict with any other agreement or obligation of FPS or any law or regulation applicable to it;
      (vii) it is registered as a transfer agent under Section
17A(c)(2) of the Exchange Act;
      (viii) this Agreement has been duly authorized by FPS,
and when executed and delivered, will constitute valid, legal and binding obligation of FPS, enforceable in accordance with its terms.
 (b) The Fund represent and warrant that:
      (i) it is a corporation duly organized and existing and
in good standing under the laws of the State of Maryland;
      (ii) it is empowered under applicable laws and by its
Certificate of Incorporation and By-Laws to enter into and perform this Agreement;
      (iii) all requisite proceedings have been taken to
authorize the Fund to enter into and perform this Agreement;
      (iv) no legal or administrative proceedings have been
instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;
      (v) the Fund's entrance into this Agreement shall not
cause a material breach or be in material conflict with any other agreement or obligations of the Fund, or any law or regulation applicable to either;
      (vi) the Shares are properly registered or otherwise
authorized for issuance and sale;
      (vii) this Agreement has been duly authorized by the Fund
and, when executed and delivered, will constitute valid, legal and binding obligation of the Fund, enforceable in accordance with its terms.
 (c)  Delivery of Documents
       The Fund will furnish or cause to be furnished to FPS the
following documents;
      (i)   current Prospectus and Statement of Additional
Information;
      (ii)  most recent Annual Report;
      (iii) most recent Semi-Annual Report for registered
investment companies on Form N-SAR;
      (iv) certified copies of resolutions of the Fund's Board
of Directors authorizing the execution of Written Instructions or the transmittal of Oral Instructions and those persons authorized to give those Instructions.
 (d)  Record Keeping and Other Information
       FPS will create and maintain all records required of it
pursuant to its duties hereunder and as set forth in Schedule "A" in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the Act. All such records will be the property of the Fund and will be available during regular business hours for inspection, copying and use by the Fund. Where applicable, such records will be maintained by FPS for the periods and in the places required by Rule 31a-2 under the Act. Upon termination of this Agreement, FPS will deliver all such records to the Fund or such person as the Fund may designate.
       In case of any request or demand for the inspection of
the Share records of the Fund, FPS shall notify the Fund and secure instructions as to permitting or refusing such inspection. FPS may, however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do
so.
 Section 6.  Compensation.   The Fund agrees to pay FPS
compensation for its services, and to reimburse it for expenses, at the rates, times, manner and amounts as set forth in Schedule "B"
attached hereto and incorporated herein by reference, and as will be set forth in any amendments to such Schedule "B" agreed upon in writing by the Parties. Upon receipt of an invoice therefor, FPS is authorized to collect such fees by debiting the Fund's custody account. In addition, the Fund agrees to reimburse FPS for any out-of-pocket expenses paid by FPS on behalf of the Fund within ten (10)
calendar days of the Fund's receipt of an invoice therefor.
 For the purpose of determining fees payable to FPS, the value of the Fund's net assets will be computed at the times and in the manner specified in the Fund's Prospectus and Statement of Additional Information then in effect.
 During the term of this Agreement, should the Fund seek
services or functions in addition to those outlined below or in
Schedule "A" attached hereto, a written amendment to this Agreement specifying the additional services and corresponding compensation will be executed by the Parties.
 Section 7.  Days of Operation.  Nothing contained in this
Agreement is intended to or will require FPS, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock
Exchange ("NYSE") is closed.  Functions or duties normally scheduled to be performed on such days will be performed on, and as of, the next succeeding business day on which the NYSE is open.
Notwithstanding the foregoing, FPS will compute the net asset value of the Fund on each day required pursuant to Rule 22c-1 promulgated under the Act.
 Section 8.  Acts of God, etc.  FPS will not be liable or
responsible for delays or errors caused by acts of God or by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication or power supply, fire, flood or other catastrophe.
 In the event of equipment failures beyond FPS' control, FPS will, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but will have no liability with respect thereto. The foregoing obligation will not extend to computer terminals located outside of premises maintained by FPS. FPS has entered into and maintains in effect agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.
 Section 9.  Inspection and Ownership of Records.  In the event that any request or demand for the inspection of the records of the
Fund, FPS will use its best efforts to notify the Fund and to secure instructions as to permitting or refusing such inspection. FPS may, however, make such records available for inspection to any person in any case where it is advised in writing by its counsel that it may be held liable for failure to do so after notice to the Fund.
 FPS recognizes that the records it maintains for the Fund are the property of the Fund and will be surrendered to the Fund upon written notice to FPS as outlined under Section 10(c) below and the
payment in advance of any fees owed to FPS.    FPS agrees to maintain
the records and all other information of the Fund in a confidential manner and will not use such information for any purpose other than the performance of FPS' duties under this Agreement.
 Section 10.  Duration and Termination.
 (a)  The initial term of this Agreement will be for the period of three (3) years, commencing on the date hereinabove first written
(the "Effective Date") and will continue thereafter subject to termination by either Party as set forth in subsection (c) below.
 (b)  The fee schedules set forth in Schedule "B" attached
hereto will be fixed for two (2) years commencing on the Effective
Date of this Agreement and will continue thereafter subject to their review and any adjustment.
 (c)  After the initial term of this Agreement, a Party may give written notice to the other (the day on which the notice is received by the Party against which the notice is made shall be the "Notice
Date") of a date on which this Agreement shall be terminated
("Termination Date").  The Termination Date shall be set on a day not less than one hundred eighty (180) days after the Notice Date.  The period of time between the Notice Date and the Termination Date is hereby identified as the "Notice Period".  Any time up to, but not later than ninety (90) days prior to the Termination Date, the Fund will pay to FPS such compensation as may be due as of the Termination
Date and will likewise reimburse FPS for any out-of-pocket expenses and disbursements reasonably incurred or expected to by incurred by
FPS up to and including the Termination Date.
 (d)  In connection with the termination of this Agreement, if a successor to any of FPS' duties or responsibilities under this
Agreement is designated by the Fund by written notice to FPS, FPS will promptly, on the Termination Date and upon receipt by FPS of any payments owed to it as set forth in Section 10(c) above, shall transfer to the successor, at the Fund's expense, all records which belong to the Fund and will provide appropriate, reasonable and professional cooperation in transferring such records to the named successor.
 (e)  Should the Fund desire to move any of the services
outlined in this Agreement to a successor service provider prior to the Termination Date, FPS shall make a good faith effort to
facilitate the conversion on such prior date; however, there can be no guarantee that FPS will be able to facilitate a conversion of services prior to the end of the Notice Period.  Should services be converted to a successor service provider prior to the end of the
Notice Period, or if the Fund is liquidated or its assets merged or purchased or the like with another entity, payment of fees to FPS shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained at FPS until the expiration of the Notice Period and calculated at the asset levels on the Notice Date.
 (f)  Notwithstanding the foregoing, this Agreement may be
terminated at any time by either Party in the event of a material breach by the other Party involving gross negligence, willful misfeasance, bad faith or a reckless disregard of its obligations and duties under this Agreement provided that such breach shall have remained unremedied for sixty (60) days or more after receipt of written specification thereof.
 Section 11.  Rights of Ownership.  All computer programs and procedures developed to perform services required to be provided by
FPS under this Agreement are the property of FPS.  All records and other data except such computer programs and procedures are the exclusive property of the Fund and all such other records and data will be furnished to the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason.
 Section 12.  Amendments to Documents.  The Fund will furnish
FPS written copies of any amendments to, or changes in, the Fund's
Articles of Incorporation or By-Laws, and each Prospectus or
Statement of Additional Information in a reasonable time prior to such amendments or changes becoming effective.  In addition, the Fund agrees that no amendments will be made to the Prospectus or Statement of Additional Information of the Fund which might have the effect of changing the procedures employed by FPS in providing the services agreed to hereunder or which amendment might affect the duties of FPS hereunder unless the Fund first obtains FPS' approval of such amendments or changes.
 Section 13.  Confidentiality.  Both Parties hereto agree that any non-public information obtained hereunder concerning the other
Party is confidential and may not be disclosed to any other person without the consent of the other Party, except as may be required by applicable law or at the request of the U.S. Securities and Exchange Commission or other governmental agency. FPS agrees that it will not use any non-public information for any purpose other than performance of its duties or obligations hereunder. The obligations of the
Parties under this Section will survive the termination of this
Agreement. The Parties further agree that a breach of this Section would irreparably damage the other Party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.
 Section 14.  Notices.   Except as otherwise provided in this
Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing, and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:
 If to the Fund:                              If to FPS:
 Spirit of America Investment Fund, Inc.      FPS Services, Inc.
 477 Jericho Turnpike                         3200 Horizon Drive
 Syosset, NY 11791                            King of Prussia, PA 19406
 Attention: David Lerner                      Attention: Kenneth J. Kempf
           President                                 President

  Section 15.   Amendment.  No provision of this Agreement may
be amended or modified in any manner except by a written agreement properly authorized and executed by FPS and the Fund. This Agreement may be amended from time to time by supplemental agreement executed by the Fund and FPS and the compensation stated in Schedule "B" attached hereto may be adjusted accordingly as mutually agreed upon.
 Section 16.   Authorization.  The Parties represent and warrant
to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party.
 Section 17.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which when so executed will be deemed to be an original, but such counterparts will together constitute but one and the same instrument.
 Section 18. Assignment. This Agreement will extend to and be binding upon the Parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Fund without the written consent of FPS or by FPS without the written consent of the Fund which consent will be authorized or approved by a resolution of its respective Boards of Directors.
 Section 19.  Governing Law.  This Agreement will be governed by the laws of the State of Pennsylvania and the exclusive venue of any action arising under this Agreement will be Montgomery County, Commonwealth of Pennsylvania.
 Section 20.  Severability.   If any part, term or provision of
this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions will be considered severable and not be affected and the rights and obligations of the parties will be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic Agreement is not thereby materially impaired.
 In Witness Whereof, the Parties hereto have caused this Agreement consisting of twelve (12) typewritten pages, together with Schedules "A," "B" and "C" to be signed by their duly authorized officers as of the day and year first above written.

Spirit of America Investment Fund, Inc.
By:  /s/ David Lerner
      David Lerner, President
FPS Services, Inc.
By: /s/ Kenneth J. Kempf
      Kenneth J. Kempf, President

                                                       Schedule "A"

           Services To Be Provided by FPS Services, Inc.

FPS Services, Inc. ("FPS") will (i) provide its own office space, facilities, equipment and personnel for the performance of its duties under this Agreement; and (ii) take all actions it deems necessary to properly execute its responsibilities hereunder.

I.  Services Related to Administration (Compliance and Financial Reporting)

 Regulatory Compliance
      A. Compliance - Investment Company Act of 1940, as amended
              1.  Review, report and renew
                  a. investment advisory contracts
                  b. fidelity bond
                  c. underwriting contracts
                  d. distribution (12b-1) plans
                  e  administration contracts
                  f. accounting contracts
                  g. custody administration contracts
                  h. transfer agent and shareholder services
                     contracts

              2.  Filings
                  a  N-SAR (semi-annual report)
                  b. N-1A (prospectus), post-effective
                     amendments and supplements ("stickers")
                  c. 24f-2 indefinite registration of shares
                  d. filing fidelity bond under 17g-1
                  e. filing shareholder reports under 30(b)2-1

              3. Annual up-dates of biographical and financial information through questionnaires for Directors and Officers

      B.   Compliance - Other
              1.  applicable stock exchange rules
              2.  applicable state tax laws


 Corporate Business and Shareholder/Public Information

      A.   Directors/Management
              1. Preparation of Directors' meetings
                  a. agendas - all necessary items of
                     compliance
                  b. arrange and conduct meetings
                  c. prepare minutes of meetings
                  d. keep attendance records
                  e. maintain corporate records/minute book

      B.   Coordinate Proposals
              1.  Printers
              2.  Auditors
              3.  Literature fulfillment
              4.  Insurance
      C.   Maintain Corporate Calendars and Files
      D. Release Corporate Information (as directed by management)
              1.  To shareholders
              2.  To financial and general press
              3.  To industry publications
                  a. distributions (dividends and capital
                     gains)
                  b. tax information
                  c. changes to prospectus
                  d. letters from management
                  e. fund performance
              4.  Respond to:
                  a. financial press
                  b. miscellaneous shareholders inquiries
                  c. industry questionnaires

      E.   Communications to Shareholders
              1. Coordinate printing and distribution of annual, semi-annual reports, and prospectus

 Financial and Management Reporting

      A.   Income and Expenses
              1. Monitoring of expense accruals, expense payments and expense caps
              2.  Approve and coordinate payment of expenses
              3. Establish Fund's operating expense checking account and perform monthly reconciliation of checking account
              4.  Calculation of advisory fee, 12b-1 fee and
                  reimbursements to Fund (if applicable)
              6.  Authorize the recording and amortization of
                  organizational costs and pre-paid expenses
                  (supplied by Adviser) for start-up funds and reorganizations
              7.  Calculation of average net assets
              8.  Calculation of expense ratios

      B.   Distributions to Shareholders
              1. Calculations of dividends and capital gain distributions (in conjunction with the Fund and its auditors)
                a.   compliance with income tax provisions
                b.   compliance with excise tax provisions
                c. compliance with Investment Company Act of 1940, as amended
              3. Book/Tax identification and adjustments at required distribution periods (in conjunction with the Fund and its auditors)


      C.   Financial Reporting
              1. Liaison between Fund management, independent auditors and printers for semi-annual and annual shareholder reports
              2. Preparation of semi-annual and annual reports to shareholders
              3.  Preparation of semi-annual and annual N-SAR's
(Financial Data)
              4.  Preparation of Financial Statements for required
                  SEC Post-Effective
                Amendments (if applicable)
                5.   Preparation of required performance graph
                     (annually)(based on . . . Adviser supplied indicies)

      D.   Subchapter M Compliance (monthly)
              1.  Asset diversification test
              2.  Short/short test

      E.   Other Financial Analyses
              1. Upon request from Fund management, other budgeting and analyses can be constructed to meet the Fund's specific needs (additional fees may apply)
              2.  Sales information, portfolio turnover (monthly)
              3. Work closely with independent auditors on return of capital presentation and excise tax calculation
              4.  Monthly performance calculation (total return)
              5. 1099 Miscellaneous - prepared and filed for Directors (annual)
              6. Annual analysis of interest derived from various Government obligations and prepare detail schedule showing same
              7.  Review and characterize 1099-DIV forms
              8. Prepare and coordinate with printer the printing and mailing of 1099-Dividend insert cards.

      F.   Review and Monitoring Functions (monthly)
              1. Review expense and reclassification entries to ensure proper update
              2. Perform various reviews to ensure accuracy of Accounting (the monthly expense analysis) and Custody (review of daily bank statements to ensure accurate expense money movements for expense payments)
              3.  Review accruals and expenditures (where
                  applicable)

      G.   Preparation and distribution of monthly operational
           reports to management by 10th business day
              1.  Management Statistics (Recap)
                a.portfolio summary
                b.book gains/losses/per share
                c.net income, book income/per share
                d.capital stock activity
                e. .distributions
              2.  Performance Analysis
                a.total return
                b.monthly, quarterly, year to date, average annual returns
              3.  Expense Analysis
                a. . .schedule
                b.   summary of due to/from Adviser
                c. .expenses paid
                d. expense cap
                e.accrual monitoring
                f.advisory fee
              4.  Short-Short Analysis
                a.short-short income
                  b. . . . . .gross income (components)
              5.  Portfolio Turnover
                a.market value
                b.cost of purchases
                c.net proceeds of sales
                d.  average market value
              6.  Asset Diversification Test
                a.gross assets
                b.non-qualifying assets
              7.  Activity Summary
                a.shares sold, redeemed and reinvested
                b.   change in investment

      H.   Provide rating agencies statistical data as requested
           (monthly/quarterly)

      I.   Standard schedules for Board Package (Quarterly)
              1.  Activity Summary (III-G-7 from above)
              2.  Expense analysis
              3. Other schedules can be provided (additional fees may apply)

 Blue Sky Administration
      A.   Sales Data
           1. Receive daily sales figures through SUNGARD interface with Price Waterhouse Blue 2 System
           2. Receive daily sales figures broken down by state from Charles Schwab (if applicable)
           3. Produce daily warning report for sales in excess of pre-determined percentage
           4. Analysis of all sales data to determine trends within certain states

      B.   Filings
           1. Produce and mail the following required filings:
              a. Initial filings - produce all required forms and follow-up on any comments, including notification of SEC effectiveness
              b. Renewals - produce all renewal documents and mail to states, including follow-up to ensure all is in order to continue selling in states


              c. Sales Reports - produce all relevant sales reports for the states and complete necessary documents to properly file sales reports with states
              d. Annual Report Filings - file copies of all annual reports with states
              e.  Prospectus filings - file all copies of
                  definitive Prospectus and Statement of
                  Additional Information with the states
              f. Post-Effective Amendment filing - file all Post-Effective Amendments with the states as well as with other required documents

      2. On demand additional states - complete filing for any additional states requested for filing. This includes all of the items in 1(A).
      3. Amendments to current permits - file in a timely manner any amendment to registered share amounts
      4. Update and file hard copy of all data pertaining to individual permits

 C. Consulting and Analysis - We will supply you with the most current fee structure for each state and ascertain procedures to minimize Blue Sky State Registration expenditures

II.  Services Related to Portfolio Valuation and Mutual Fund Accounting

 All financial data provided to, processed and reported by FPS under this Agreement shall be stated in U. S. dollars. FPS' obligation to convert, equate or deal in foreign currencies or values extends only to the accurate transposition of information received from the various pricing and information services.

 A.  Daily Accounting Services

        1. Calculate Net Asset Value ("NAV") and Offering Price Per
           Share ("POP"):

        Fund Level
           Update the daily market value of securities held by the Fund using FPS' standard agents for pricing U.S. equity and bond securities. The U.S. equity pricing services are Reuters, Inc., Muller Data Corporation, J.J. Kenny Co., Inc. and Interactive Data Corporation
           (IDC). Muller Data, Dow Jones Markets (formerly Telerate Systems, Inc.), J.J. Kenny Co., Inc., Municipal Market Data and IDC are also used for bond and money market prices/yields. Bloomberg is available and used for price research.
           Enter limited number of manual prices supplied by Spirit of America Management Corp. (the "Adviser") and/or broker.
           Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by the Adviser. Verify U.S. dollar security prices exceeding variance levels by notifying the Adviser and pricing sources of noted variances.
           Review for ex-dividend items indicated by pricing sources; trace to Fund's general ledger for agreement.

        Fund and Each Class
           Allocate daily unrealized Fund
           appreciation/depreciation to classes based upon value of outstanding class shares.
           Prepare NAV proof sheets. Review components of change in NAV for reasonableness. Complete Fund and class control proofs.
           Communicate pricing information (NAV/Offering Price) to Adviser, the Fund's transfer agent ("Transfer Agent") and, electronically, to NASDAQ.

        2. Determine and Report Cash Availability to Adviser by approximately 9:30 a.m. Eastern Time:

        Fund Level
           Receive daily cash and transaction statements from the agent responsible for the safekeeping of the Fund's assets (the "Custodian") by 8:30 a.m. Eastern time.
           Receive previous day shareholder activity reports from the Transfer Agent 8:30 a.m. Eastern time. Class level shareholder activity will be accumulated into the Fund's available cash balances.
           Fax hard copy of Cash Availability calculations with all details to Adviser.
           Supply Adviser with 3-day cash projection report.
           For the Fund, prepare daily bank cash
           reconciliations. Notify the Custodian and Adviser of any reconciling items.

        3. Reconcile and Record All Daily Expense Accruals:

        Fund Level
           Accrue expenses based on budget supplied by the Adviser either as percentage of net assets or specific dollar amounts.
           If applicable, monitor expense limitations established by the Adviser.
           If applicable, accrue daily amortization of organizational expense.
           If applicable, complete daily accrual of 12b-1 expenses.

        Fund and Each Class
           Class specific accruals completed such as daily accrual of 12b-1 expenses.
           Allocate Fund expenses to classes based upon value of outstanding class shares.

        4. Verify and Record All Daily Income Accruals for Debt
           Issues:

        Fund Level
           Review and verify all system generated interest and
           amortization reports. . . . . . . . . . . .
           Establish unique security codes for bond issues to permit segregated trial balance income reporting.

        Fund and Each Class
           Allocate Fund income to classes based upon value of outstanding class shares.

       5. Monitor Securities held for cash dividends, corporate actions and capital changes such as splits, mergers, spinoffs, etc. and process appropriately.

        Fund Level
           Monitor electronically received information from Muller Data Corporation for all domestic securities. Review current daily security trades for dividend activity.
           Monitor collection and postings of corporate actions, dividends and interest.

        Fund and Each Class
           Allocate Fund dividend income to classes based upon value of outstanding class shares.

      6.   Enter All Security Trades on Investment Accounting System
           (IAS) based on written instructions from the Adviser.

        Fund Level
           Review system verification of trade and interest calculations.
           Verify settlement through statements supplied by the Custodian.
           Maintain security ledger transaction reporting. Maintain tax lot holdings.
           Determine realized gains or losses on security trades.
           Provide broker commission reporting.

        Fund and Each Class
           Allocate all Fund level realized and unrealized capital gains/losses to classes based upon value of class outstanding shares.

        7. Enter All Fund Share Transactions on IAS:

        Each Class
           Process activity identified on reports supplied by the Transfer Agent.
           Verify settlement through statements supplied by the Custodian.
           Reconcile report balances to the Transfer Agent.
           Roll each classes' capital share values into Fund and determine allocation percentages based upon the value of each classes' outstanding shares to the Fund total.

      8. Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts)

        Fund Level
           Post manual entries to the general ledger.
           Post Custodian activity.
           Post security transactions.
           Post and verify system generated activity, i.e., income and expense accruals.

        Fund and Each Class
           Prepare Fund's general ledger net cash proof used in NAV calculation.
           Post class specific shareholder activity and roll values into Fund.
           Allocate all Fund level net cash accounts on the Fund trial balance to each specific class based upon value of class outstanding shares.
           Maintain allocated Trial Balance accounts on class specific Allocation Reports.
           Maintain class-specific expense accounts.
           Prepare class-specific proof/control reports to ensure accuracy of allocations.

      9.   Review and Reconcile with Custodian Statements:

        Fund Level
           Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)
           Post all cash settlement activity to the trial balance.
           Reconcile to ending cash balance accounts.
           Clear IAS subsidiary reports with settled amounts. Track status of past due items and failed trades as reported by the Custodian.

      10.  Submission of Daily Accounting Reports to Adviser:
           (Additional reports readily available.)

        Fund Level
           Portfolio valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security.)
           Cash availability.
           3-day Cash Projection Report

        Fund and Each Class
           Fund Trial Balance and Class Allocation Report
           NAV Calculation


 B.  Monthly Accounting Services

        1. For each Fund, full Financial Statement Preparation (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to Adviser by 10th business day.
           Class specific capital share activity and expenses will be disclosed also.

        2. Submission of Monthly Automated IAS Reports to Adviser:

        Fund Level
           Security Purchase/Sales Journal
           Interest and Maturity Report
           Brokers Ledger (Commission Report)
           Security Ledger Transaction Report with Realized
           Gains/Losses
           Security Ledger Tax Lot Holdings Report
           Additional reports available upon request

        3. Reconcile Accounting Asset Listing to Custodian Asset
           Listing:

        Fund Level
           Report any security balance discrepancies to the Custodian and the Adviser.

        4. Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:

        Fund Level
           Security cost and realized gains/losses
           Interest/dividend receivable and income
           Payable/receivable for securities purchased and sold

        Fund and Each Class
           Payable/receivable for Fund's shares; issued and redeemed
           Expense payments and accruals analysis


      C.  Annual (and Semi-Annual) Accounting Services

        1. Annually assist and supply Fund's auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. for each Fund and each Class during the year in accordance with standard audit assistance requirements.

        2. Provide N-SAR Reporting (Accounting Questions) on a Semi-Annual
           Basis:
        If applicable for Fund and Classes, answer the following items:
        2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43,
        53, 55, 62, 63, 64B, 71, 72, 73, 74, 75 and 76.

 D.  Accounts and Records
        On each day the NYSE is open for regular trading and subject to the proper receipt (via Oral or Written Instructions) by FPS of all information required to fulfill its duties under this Agreement, FPS will maintain and keep current the following Accounts and Records and any other records required to be kept pursuant to Rule 31a-1 of the Act relating to the business of the Fund in such form as may be mutually agreed upon between the Fund and FPS:

      (1)  Net Asset Value Calculation Reports;
      (2)  Cash Receipts Report;
      (3)  Cash Disbursements Report;
      (4)  Dividends Paid and Payable Schedule;
      (5)  Purchase and Sales Journals - Portfolio Securities;
      (6)  Subscription and Redemption Reports;
      (7)  Security Ledgers - Transaction Report and Tax Lot Holdings Report;
      (8)  Broker Ledger - Commission Report;
      (9)  Daily Expense Accruals;
     (10)  Daily Interest Accruals;
     (11)  Daily Trial Balance;
     (12)  Portfolio Interest Receivable and Income Reports;
     (13)  Portfolio Dividend Receivable and Income Reports;
     (14)  Listing of Portfolio Holdings - showing cost, market
           value and percentage of   portfolio comprised of each
           security; and
     (15)  Average Daily Net assets provided on monthly basis.



 E.  Protocol concerning accuracy of Pricing Portfolio
Securities

      FPS shall perform the ministerial calculations necessary to calculate the net asset value each day that the New York Stock Exchange is open for business, in accordance with; (i) the current Prospectus and Statement of Additional Information for the Fund, and (ii) procedures with respect thereto approved by the Board of Directors of the Fund and supplied in writing to FPS. Portfolio items for which market quotations are available by FPS' use of an automated financial information service (the "Service") shall be based on the closing prices of such Service except where the Fund or the Adviser has given or caused to be given specific Written or Oral Instructions to utilize a different value subject to the appropriate provisions in the Fund's Prospectus and Statement of Additional Information then in effect. All of the portfolio securities shall be given such values as the Fund or the Adviser provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service subject to the appropriate provisions in the Fund's Prospectus and Statement of Additional Information then in effect.

      FPS will have no responsibility or liability for (i) the accuracy of prices quoted by such Service; (ii) the accuracy of the information supplied by the Fund; or (iii) any loss, liability, damage, or cost arising out of any inaccuracy of such data. FPS will have no responsibility or duty to include information or valuations which are to be provided by the Fund in any computation unless and until it is supplied to FPS in usable form by 4:45 p.m. on the day which such calculation is made. FPS will record corporate action information as received from the Custodians, the Service or the Fund. FPS will not have any duty to gather or record corporate action information not supplied by these sources.

      FPS will assume no liability for price changes caused by the Adviser or any subadvisor, Custodian, suppliers of security prices, corporate action and dividend information, or any party other than FPS itself.


 Assumptions Regarding Portfolio Valuation and Mutual Fund Accounting

The fees as set forth in Schedule "B" are based on the following assumptions. To the extent these assumptions are inaccurate or require change, fee revisions may be necessary.

Basic Assumptions:

 1. It is assumed that the portfolio asset composition will be primarily real estate securities such as REITS and securities of publicly traded real estate companies. Trading activity is expected to be 20 trades per month with an annual turnover rate not to exceed 100%.

 2. The Fund has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences. FPS does not provide security tax accounting which differs from its book accounting under this fee schedule

      3. The Fund agrees to the use of FPS' standard current pricing services for domestic equity and debt securities.

      It is assumed that FPS will work closely with the Fund to ensure the accuracy of the Fund's NAV and to obtain the most satisfactory pricing sources and specific methodologies prior to the actual start-up date. The Fund will establish security variance procedures to minimize NAV miscalculations.

 4. To the extent the Fund requires a limited number of daily security prices from specific brokers for domestic securities (as opposed to pricing information received electronically), these manual prices will be obtained by the Fund's Adviser and faxed to FPS by 4:00 p.m. Eastern time for inclusion in the NAV calculations. The Adviser will supply FPS with the appropriate pricing contacts for these manual quotes.

 5. Procedural discussions between FPS and the Fund are required to clarify the appropriate pricing and dividend rate sources if the Fund invests in open-end regulated investment companies (RIC's). Depending on the methodologies selected by the Fund, additional fees may apply.

 6. FPS will supply daily Portfolio Valuation Reports to the Fund's Adviser identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation. It will be the responsibility of the Adviser to review these reports and to promptly notify FPS of any possible problems, trade discrepancies, incorrect security prices or corporate action/capital change information that could result in a misstated Fund NAV.

 7. The Fund does not currently expect to invest in swaps, futures, hedges, derivatives or foreign (non-U.S. dollar denominated) securities and currency. To the extent these investment strategies should change, additional fees may apply after the appropriate procedural discussions have taken place between FPS and Fund management. (Two weeks advance notice is required should the Fund commence trading in these investments.)

 8. The Fund will supply FPS with income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates, and complete security descriptions with issue types and CUSIP numbers for all debt issues. The Fund's Adviser shall supply the yield to maturity and related cash flow schedules for any mortgage/asset-backed securities held in the Fund.
      Depending on the level of support required for the mortgage-backed securities and asset-backed securities held in the Fund, additional fees may apply.

 9. With respect to mortgage/asset-backed securities including GNMA's, FHLMC's, FNMA's, CMO's and ARM's, the Fund shall direct the Custodian or an Adviser supplied source, to provide FPS with current principal repayment factors on a timely basis in accordance with the appropriate securities schedule. Income accrual adjustments (to the extent necessary) based upon initial estimates will be completed by FPS when actual principal/income payments are collected by the Custodian and reported to FPS.

 10. FPS will use the ICI\NAREIT Tracking System along with Bloomberg to obtain receipt of complete and accurate information on REITs. The Adviser will supply/support FPS in timely receipt of dividend information and return of capital characterization for the REITs held in the Fund, if not available from the ICI or Bloomberg systems.

     To the extent applicable, FPS will maintain on a daily basis U.S. dollar denominated qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions. This Agreement does not provide for tax classifications if they are required.

 11. The Fund is responsible for the establishment and monitoring of any segregated accounts pertaining to any line of credit for temporary administrative purposes, and/or leveraging/hedging the portfolio. FPS will reflect appropriate trial balance account entries and interest expense accrual charges on the daily trial balance adjusting as necessary at month-end.

 12. If the Fund commences participation in security lending or short sales within its portfolio securities, additional fees may apply. Should the Fund require these additional services, procedural discussions must take place between FPS and the Fund's Adviser to clarify responsibilities. (Two weeks advance notice to FPS is required should the Fund desire to participate in the above.)

 13. The following specific deadlines will be met and complete information will be supplied by the Fund in order to minimize any settlement problems, NAV miscalculations or income accrual adjustments.

     The Fund will direct the Adviser to provide Trade
     Authorization Forms to FPS with the appropriate officer's signature on all security trades placed by the Fund no later than 12:30 p.m. Eastern time on settlement/value date for short term money market securities issues (assuming that trade date equals settlement date); and by 11:00 a.m.
     Eastern time on trade date plus one for non-money market securities. Receipt by FPS of trade information within these identified deadlines may be made via telex, fax or on-line system access. The Adviser will supply FPS with the trade details in accordance with the above stated deadlines.

     The Adviser will provide all information required by FPS, including CUSIP numbers and/or ticker symbols for all U.S. dollar denominated trades on the Trade Authorization, telex or on-line support. FPS will supply the Adviser with recommended trade ticket documents to minimize receipt of incomplete information. FPS will not be responsible for NAV changes or distribution rate adjustments that result from incomplete trade information.

 14. To the extent the Fund utilizes purchases in-kind (U.S. dollar denominated securities only) as a method for shareholder subscriptions, FPS will provide the Fund with procedures to properly handle and process such transactions. Should the Fund prefer procedures other than those provided by FPS, additional fees may apply. Discussions shall take place at least two weeks in advance between FPS and the Fund to clarify the appropriate in-kind operational procedures to be followed.

 15. The Parties will establish mutually agreed upon amortization procedures and accretion requirements for debt issues held by the Fund prior to commencement of operations. Adjustments for financial statements regarding any issues with original issue discount (OID) are not included under this Agreement. The Fund will direct its independent auditors to complete the necessary OID adjustments for financial statements and/or tax reporting.


III. Services Related to Shareholder and Share Transactions

 The following services related to Shareholder and Share
 Transactions shall be performed under this Agreement.

A.   Shareholder File

 1.  Establish new accounts and enter demographic data into
     shareholder base.  Includes . . . . . . . . . . .  in-house processing and National Securities  Clearing Corporation
     (NSCC) - Fund/SERV - Networking transmissions.

 2. Create Customer Information File (CIF) to link accounts within the Fund. Facilitates account maintenance, lead tracking, quality control, household mailings and combined statements.

 3. 100% quality control of new account information including verification of initial investment.

 4. Maintain account and customer file records based on shareholder request and routine quality review.

 5. Maintain tax ID certification and Non Resident Agent (NRA) records for each account, including backup withholding.

 6.  Provide written confirmation of address changes.

 7. Produce shareholder statements for daily activity, dividends, on-request, interested party and periodic mailings.

 8. Establish and maintain dealer file by fund group, including dealer, branch, representative number and name.

 9. Automated processing of dividends and capital gains with daily, monthly, quarterly or annual distributions. Payment options include reinvestment, directed payment to another fund, cash via mail, Fed wire or ACH.

 10. Image all applications, account documents, data changes, correspondence, monetary transactions and other pertinent shareholder documents.

B.  Shareholder Services

 1.  Provide quality service through a staff of highly trained
     NASD licensed customer service personnel, including phone, research and correspondence representatives.

 2. Answer shareholder calls: provide routine account information, transaction details including direct and wire purchases, redemptions, exchanges, systematic withdrawals, pre-authorized drafts, FundSERV and wire order trades, problem solving and process telephone transactions.

 3. Silent monitoring of shareholder calls by the phone supervisor to ensure exceptional customer service.

 4. Record and maintain tape recordings of all shareholder calls for a six month period.

 5. Phone Supervisor produces daily management reports of shareholder calls which track volumes, length of calls, average wait time and abandoned call rates to ensure quality service.

 6. Customer inquiries received by letter or telephone are thoroughly researched by a correspondence team member. These inquires include such items as account/customer file information, complete historical account information, stop payments on checks, transaction details and lost certificates.

 7.  Provide written correspondence in response to shareholder
     inquiries and request   through the CORRO Letter Writer System.
     Whenever possible, unclear shareholder instructional letters are handled by a phone call to the shareholder from our phone representatives to avoid delay in processing of the request.

C.  Investment Processing

 1. Establish and maintain Rights of Accumulation and Letter of Intent files.

 2.  Initial investment (checks or Fed wires).

 3.  Subsequent investments processed through lock box.

 4.  Pre-authorized investments (PAD) through ACH system.

 5.  Government allotments through ACH system.

 6.  NSCC-Fund/SERV trades.

 7. Prepare and process daily bank deposit of shareholder investments.

D.   Redemption Processing

 1.  Process mail redemption requests.

 2.  Process telephone redemption transactions.

 3. Establish Systematic Withdrawal File and process automated transactions on monthly basis.

 4. Distribute redemption proceeds distributed to shareholder by check, wire or ACH processing.

 5.  Provide NSCC-Fund/SERV trade processing.

E.   Exchange & Transfer Processing

 1.  Process legal transfers.

 2.  Issue and cancel certificates.

 3. Replace certificates through surety bonds (separate charge to shareholder).

 4. Process exchange transactions (letter and telephone request).

 5. Process Automated Customer Account Transfer Service (ACATS) transfers.

F.   Retirement Plan Services

 1.  Fund sponsored IRAs offered using Semper Trust Company as
     "custodian."  Services include:
     a.  Contribution processing
     b.  Distribution processing
     c.  Apply rollover transactions
     d.  Process Transfer of Assets
     e.  Letters of Acceptance to prior custodians
     f.  Notify IRA holders of 70 one-half requirements
     g.  Calculate Required Minimum Distributions (RMD)
     h.  Maintain beneficiary information file
     i.  Solicit birth date information

 2.  Fund sponsored SEP-IRA plans offered using Semper Trust
     Company as "custodian." Services include those listed under IRA's and:
     a.  Identification of employer contributions

 3.  Fund sponsored Qualified plans offered:
     a.  Plan document available
     b.  Omnibus/master account processing only
     c.  Produce annual statements
     d.  Process contributions
     e.  Process distributions
     f.  Process rollover and Transfer of Assets transactions

G.  Commission Processing

 1. Settlement and payment of dealer commissions on the 10th and 25th of each month for front-end load funds.

 2.  Settlement and payment of CDSC fees on the 1st of each month
for back-end load       funds.

H.  Settlement & Control

 1. Daily review of processed shareholder transactions to assure input was processed correctly. Accurate trade activity figures passed to the Fund's accounting agent by 10:00 a.m.
     Eastern Time.

 2. Preparation of daily cash movement information to be passed to the Fund's accounting agent and Custodian by 10:00 a.m.
     Eastern Time for use in determining the Fund's daily cash availability.

 3. Prepare a daily share reconcilement which balances the shares on the Transfer Agent system to those on the books of the Fund.

 4. Resolve any outstanding share or cash issues that are not cleared by trade date + 2.

 5. Process shareholder adjustments to also include the proper notification of any booking entries needed, as well as any necessary cash movement.

 6. Settlement and review of the Fund's declared dividends and capital gains to include the following:
     a. Review record date report for accuracy of shares.
     b. Preparation of dividend settlement report after dividend is posted. Verify the posting date shares, the rate used and the NAV price of reinvest date to ensure dividend was posted properly.
     c. Distribute copies to the Fund's accounting agent.
     d. Preparation of the checks prior to being mailed.
     e. Sending of any dividends via wires if requested.
     f. Preparation of cash movement information for the cash portion of the dividend payout on payable date.

 7. Placement of stop payments on dividend and liquidation checks as well as the issuance of their replacements.

 8. Maintain inventory control for stock certificates and dividend check form.

 9. Aggregate tax filings for all FPS clients. All types of monthly deposits to the IRS of all taxes withheld from shareholder disbursements, distributions and foreign account distributions. Correspond with the IRS concerning any of the above issues.

 10. Timely settlement and cash movement for all NSCC -
Fund/SERV activity.

I.  Year-End Processing

 1. Maintain shareholder records in accordance with IRS notices for under-reporting and invalid Tax IDs. This includes initiating 31% backup withholding and notifying shareholders of their tax status and the corrective action which is needed.

 2.  Conduct annual W-9 solicitation of all uncertified accounts.
     Update account tax status to reflect backup withholding or certified status depending upon responses.

 3. Conduct periodic W-8 solicitation of all non-resident alien shareholder accounts. Update account tax status with updated shareholder information and treaty rates for NRA tax.

 4. Review IRS Revenue Procedures for changes in transaction and distribution reporting and specifications for the production of forms to ensure compliance.

 5. Coordinate year-end activity with client. Activities include producing year-end statements, scheduling record dates for year-end dividends and capital gains, production of combined statements and printing of inserts to be mailed with tax forms.

 6. Distribute Dividend Letter to Fund for sign off on all distributions paid year-to-date. Dates and rates must be authorized so that they can be used for reporting to the IRS.

 7. Coordinate the ordering of forms and envelopes from vendor in preparation of tax reporting. Review against IRS requirements to ensure accuracy.

 8. Prepare form flashes for the microfiche vendor. Test and oversee the production of fiche for year end statements and tax forms.

 9. Match and settle tax reporting totals to fund records and on-line data from INVESTAR.

 10. Produce forms 1099R, 1099B, 1099Div, 5498, 1042S and year end valuations. Quality assure forms before mailing to shareholders.

 11. Monitor IRS deadlines and special events such as cross over dividends and prior year IRA contributions.

 12. Prepare magnetic tapes and appropriate forms for the filing of all reportable activity to the IRS.

J.  Client Services

 1. An Account Manager shall be assigned to the Fund. The Account Manager is the liaison between the Fund and FPS. Responsibilities include scheduling of events, system enhancement implementation, special promotion/event implementation and follow-up, and constant interaction with the Fund on daily operational issues.

     Specifically:
     a. Scheduling of dividends, proxies, report mailing and special mailings.
     b. Coordinate with the Fund the shipment of materials for scheduled mailings.
     c. Liaison between the Fund and support services for preparation of proofs and eventual printing of statement forms, certificates, proxy cards, envelopes, etc.
     d. Handle all notification to the client regarding proxy tabulation through the meeting. Coordinate scheduling of materials, including voted cards, tabulation letters, and shareholder list, to be available for the meeting.
     e. Order special reports, tapes, discs for special systems requests received.
     f. Implement any new operational procedures, i.e., check writing feature, load discounts, minimum waivers, sweeps, telephone options, PAD promotions, etc.
     g. Coordinate with other operating departments any special events, i.e., mergers, new fund start ups, small account liquidations, combined statements, household mailings, additional mail files, etc.
     h. Prepare standard operating procedures and review prospectuses. Coordinate implementation of suggested changes with the Fund.
     i. Liaison between the Fund and FPS staff regarding all service and operational issues.

     2. Blue Sky Processing
     a. Maintain file with additions, deletions, changes and updates at the Fund's direction.

K.  Other Related Services

 Although not included under the terms hereunder, the following services are available by amendment to this Agreement.

 1. Systematic linkage of shareholder accounts with exact matches of social security numbers (SSN) and address for the purpose of consolidated account history reporting. Periodic production of laser printed combined statements.

 2. Production of household mailing labels which enable the Fund to do special mailings to each address as opposed to each account.

 3. Produce shareholder lists, labels and ad hoc reports as requested.

                           Daily Reports

      Report Number  Report Description
           --        Daily Activity
Register
           024       Tax Reporting Proof
           051       Cash Receipts and
Disbursement Proof
           053       Daily Share Proof
           091       Daily Gain/Loss Report
           104       Maintenance Register
           044       Transfer/Certificate
Register
           056       Blue Sky Warning Report




                          Monthly Reports

      Report Description:

      Blue Sky
      Certificate Listing
      State Sales and Redemption
      Monthly Statistical Report
      Account Demographic Analysis
      MTD Sales - Demographics by Account Group
      Account Analysis by Type




iv.   Services Related to Custody Administration

 The following services related to Administration of the custody of the assets of the Fund shall be performed under this Agreement.

      Assign a Custody Administrator to accept, control and process daily portfolio transactions through direct computer link with the Custodian.

      Match and review DTC eligible ID's and trade information with the Fund's instructions for accuracy and coordinating with the Custodian and the Fund's accounting agent for recording and affirmation processing with the depository.

      Systematically settle all depository eligible issues.
      Transactions requiring physical delivery will be settled through the Custodian's New York Office.

      Assist the Fund in placing cash management trades through the Custodian, such as commercial paper, CD's and repurchase agreement.

      Provide the Fund's accounting agent and investment adviser with daily custodian statements reflecting all prior cash activity on behalf of each portfolio by 8:30 a.m. Eastern time. Complete description of any posting, inclusive of Sedol/CUSIP numbers, interest/dividend payment date, capital stock details, expense authorizations, beginning/ending cash balances, etc., will be provided by the Custodian's reports or system.

      Provide monthly activity statements combining both cash changes and security trades and a full portfolio listing.

      Communicate to the Fund and the Fund's accounting agent on any corporate actions, capital changes and interest rate changes supported by appropriate supplemental reports received from the Custodian. Follow-up will be made with the Custodian to ensure all necessary actions and/or paperwork is completed.

      Work with fund accounting and the Custodian on monthly asset reconciliations.

      Coordinate and resolve unsettled dividends, interest, paydowns and capital changes. Assist in resolution of failed transactions and any settlement problems.

      Arrange for securities lending, lines of credit, and/or letters of credit through the Custodian.

      Provide automated mortgage-backed processing through the Custodian.

      Provide broker interface ensuring trade settlement with fail trade follow-up.

      Provide the Fund's auditors with trade documentation to help expedite the Fund's audit.
                                                       Schedule "B"


                                FEE SCHEDULE
                                FOR
              SPIRIT OF AMERICA INVESTMENT FUND, INC.


             INVESTMENT COMPANY SERVICES FEE SCHEDULE

 This Fee Schedule is fixed for a period of two (2) years from the Effective Date as that term is defined in the Agreement. A third year term will be offered at fees that shall be increased at a rate that is less than or equal to 10%.


I.  Fees related to Administration (Compliance and Financial Reporting)

 A. Subject to a minimum annual fee of $55,000 for the initial Series' first class of shares and $12,000 for each additional domestic portfolio or class thereof, the Fund agrees to pay FPS each month an asset-based fee calculated at the annual rate of:

      .0015     On the First        $ 50 Million of Average Net
                                    Assets
      .0010     On the Next         $ 50 Million of Average Net
                                    Assets
      .0005     Over $100 Million of Average Net
Assets


II.  Fees related to Portfolio Valuation and Mutual Fund Accounting

  A.  Annual Fee Schedule Per Domestic Portfolio U.S. Dollar
      Denominated Securities only (1/12th payable monthly )

      $24,000   Minimum to          $ 10 Million of Average Net Assets*
      .0004     On the Next         $ 40 Million of Average Net Assets*
      .0003     On the Next         $ 50 Million of Average Net Assets*
      .0001        Over             $100 Million of Average Net Assets*

 Each additional class is $12,000 minimum per year.
 *For multiple class portfolios, fees are based on combined classes' average net assets.


   B.  Pricing Services Quotation Fee
       Specific costs will be identified based upon options selected by the Adviser and will be billed monthly.

       FPS does not currently pass along charges for U.S. equity prices supplied by Muller Data. Should the Fund invest in security types other than domestic equities supplied by Muller Data, the following fees would apply.



 Security Types: Muller Data Corp.*  Interactive Data Corp.*
                J.J. Kenney Co., Inc.


 Government Bonds
                  Muller Data Corp.*     $.50
                  Interactive Data Corp.*  $.50
                  J.J. Kenney Co., Inc.    $.25 (a)


Mortgage-Backed (evaluated, seasoned, closing)
                  Muller Data Corp.*     $.50
                  Interactive Data Corp.*  $.50
                  J.J. Kenney Co., Inc.    $.25 (a)


Corporate Bonds (short and long term)
                  Muller Data Corp.*       $.50
                  Interactive Data Corp.*  $.50
                  J.J. Kenney Co., Inc.    $.25 (a)



U.S. Municipal Bonds (short and long term)
                 Muller Data Corp.*        .55
                 Interactive Data Corp.*   .80
                 J.J. Kenney Co., Inc.     .50 (b)


CMO's/ARM's/ABS
                Muller Data Corp.          1.00
                Interactive Data Corp.*     .80
                J.J. Kenney Co., Inc.      1.00 (a)


Convertible Bonds
               Muller Data Corp.            .50
               Interactive Data Corp.*      .50
               J.J. Kenney Co., Inc.       1.00 (a)


High Yield Bonds
              Muller Data Corp.             .50
              Interactive Data Corp.*       .50
              J.J. Kenney Co., Inc.        1.00 (a)


Mortgage-Backed Factors (per Issue per Month)
              Muller Data Corp.            1.00
              Interactive Data Corp.*      n/a
              J.J. Kenney Co., Inc.        n/a


U.S. Equities
              Muller Data Corp.           (d)
              Interactive Data Corp.*     .15
              J.J. Kenney Co., Inc.       n/a


Domestic Options
              Muller Data Corp.           n/a
              Interactive Data Corp.*     .15
              J.J. Kenney Co., Inc.       n/a


Domestic Dividends & Capital Changes(per Issue per month)
              Muller Data Corp.        (d)
              Interactive Data Corp.*  3.50
              J.J. Kenney Co., Inc.    n/a


Foreign Securities
              Muller Data Corp.        .50
              Interactive Data Corp.*  .50
              J.J. Kenney Co., Inc.    n/a


Foreign Securities Dividends & Capital Changes(per Issue per Month)
              Muller Data Corp.       2.00
              Interactive Data Corp.* 4.00
              J.J. Kenney Co., Inc.   n/a

Set-up Fees
              Muller Data Corp.        n/a
              Interactive Data Corp.*  n/a(e)
              J.J. Kenney Co., Inc.   .25 (c)


All Added Items
             Muller Data Corp.         n/a
             Interactive Data Corp.*   n/a
             J.J. Kenney Co., Inc.    .25 (c)


       *     Based on current Vendor costs, subject to change.
             Costs are quoted based on individual security CUSIP/identifiers and are per issue per day.

        (a)  $35.00 per day minimum
        (b)  $25.00 per day minimum
        (c)  $ 1.00, if no cusip
        (d) At no additional cost to FPS clients(e) Interactive Data also charges monthly transmission costs and disk storage charges.

        1)   Futures and Currency Forward Contracts  -
             $ 2. 00 per Issue per Day

        2)   Dow Jones Markets (formerly Telerate
             Systems, Inc.)* (if applicable)
             *Based on current vendor costs, subject
             to change.
                  Specific costs will be identified based
                         upon options selected by the Adviser and will be billed monthly.

        3)   Reuters, Inc.*
                  *Based on current vendor costs, subject
                   to change.
                  FPS does not currently pass along the
                  charges for the domestic security prices
                         supplied by Reuters, Inc.


        4)   Municipal Market Data* (if applicable)
                  *Based on current vendor costs, subject
                   to change.

                  Specific costs will be identified based
                         upon options selected by the Adviser and will be billed monthly.


        C.  SEC Yield Calculation: (if applicable)
      Provide up to 12 reports per year to reflect the yield calculations for non-money market funds required by the SEC, $1,000 per year per Fund. For multiple class Funds, $1,000 per year per class.
      (U.S. dollar denominated securities only).

III.  Fees related to Transfer Agency and Shareholder Servicing

   A. Transfer Agent and Shareholder Services:
       $20.00 per account per year per portfolio

       Minimum monthly fee - $2,250 per portfolio. This fee is reduced to $24,000/year for the first two years of a 3-year contract.

       Each additional class has a $1,250 minimum monthly fee.

   B. IRA's, 403(b) Plans, Defined Contribution/Benefit
                        Plans:
      Annual Maintenance Fee - $12.00 per account per year
       (normally charged to participants)

   C. FUND/SERV Processing (if applicable)
      $1,000   One time start-up fee
      $50.00   Per month/per Fund monthly maintenance fee

   D. Networking Processing (if applicable)
      $1,000   One time start-up fee
      $75.00   Per month/per Fund monthly maintenance fee

   IV.  Fees related to Custody Administration

   A. Domestic Securities and ADRs: (1/12th payable
                        monthly)

      .0002    On the First $ 50 Million of Combined Average Net Assets
      .00015   On the Next $150 Million of Combined Average Net Assets
      .000125  Over $200 Million of Combined Average Net Assets

      Minimum is $6,000 per portfolio per year ($500 monthly).

   B. Custody Domestic Securities Transactions Charge:
                    (billed monthly)

      Book Entry DTC, Federal Book Entry, PTC. . . . . . . . .        $12.00
      Physical Securities, Options/Futures . . . . . . .              $20.00
      RIC's. . . . . . . . . . . . . . . . . . . . . . .              $24.50
      P & I Paydowns . . . . . . . . . . . . . . . . . .              $7.00
      Wires. . . . . . . . . . . . . . . . . . . . . . .              $7.00
      Check Request. . . . . . . . . . . . . . . . . . .              $6.00
      Euro CD's. . . . . . . . . . . . . . . . . . . . .              $45.00
      Eurotime Deposit . . . . . . . . . . . . . . . . .              $15.00

      A transaction includes buys, sells, maturities or free security movements.

      Cedel/Euroclear
      4 BPS safekeeping charge, $20 transaction charge.
      Fee expressed in basis points per annum based upon month end market value.

      Global Network Fee
      $500 per portfolio per month

   C. When Issued, Securities Lending, Index Futures, etc.
      Should any investment vehicle require a separate segregated custody account, a fee of $250 per account per month will apply.

   D. Custody Miscellaneous Fees
      Administrative fees incurred in certain local markets will be passed onto the customer with a detailed description of the fees. Fees include income collection, corporate action handling, overdraft charges, funds transfer, special local taxes, stamp duties, registration fees, messenger and courier services and other out-of-pocket expenses.

V. Out-of-Pocket Expenses

   The Fund will reimburse FPS monthly for all reasonable out-of-pocket expenses which including telephone, postage, EDGAR filings, Fund/SERV and Networking expenses, telecommunications, special reports, record retention, special transportation costs, copying and sending materials to auditors and/or regulatory agencies as incurred and approved.

VI.   Additional Services

   To the extent the Fund commences investment techniques such as futures, security lending, swaps, leveraging, short sales, derivatives, precious metals, or foreign
   (non-U.S.) securities and currency, additional fees will apply. Activities of a non-recurring nature such as shareholder in-kinds, fund consolidations, mergers or reorganizations will be subject to negotiation. To the extent that the Fund should decide to issue multiple/separate classes of shares in excess of those listed on Schedule "C", additional fees will apply. Any additional/enhanced services, programming requests or reports will be quoted upon request.
                                                          Schedule "C"




Identification of Separate Series of Shares to which this Agreement applies:


   1.  Spirit of America Investment Fund, Inc.